                                                                   EXHIBIT 10.17


                                                         Contract No. HO32010023


                                                                  EXECUTION COPY


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                   MICROELECTRONICS PRODUCT PURCHASE AGREEMENT

                                 by and between

                               AGERE SYSTEMS INC.



                                       and

                            LUCENT TECHNOLOGIES INC.



                          Dated as of February 1, 2001




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                                                         Contract No. HO32010023


                   MICROELECTRONICS PRODUCT PURCHASE AGREEMENT

THIS MICROELECTRONICS PRODUCT PURCHASE AGREEMENT ("Agreement"), effective as of February 1, 2001 (the "Effective Date"), is by and between AGERE SYSTEMS INC. a Delaware corporation, with offices at 555 Union Blvd., Allentown, Pennsylvania 18103 ("Seller"), and LUCENT TECHNOLOGIES INC., a Delaware corporation, with offices at 600 Mountain Avenue, Murray Hill, New Jersey 07974 ("Buyer").

1.       TERM OF THE AGREEMENT

The term of this Agreement shall commence on the Effective Date and shall expire on January 31, 2004, unless earlier terminated in accordance with the provisions hereof (the "Term"). The Term will automatically extend for additional one (1) year periods unless either party gives at least three (3) months' written notice prior to the then-effective expiration date of its intention not to extend this Agreement. The rights and obligations of the parties which by their nature would continue beyond the termination, cancellation, or expiration of this Agreement, shall survive such termination, cancellation or expiration.

2.       SCOPE OF THE AGREEMENT

During the term of this Agreement, Buyer intends to purchase from Seller and Seller intends to sell to Buyer the products listed on Attachments A1 and A2, as may be supplemented by mutual written agreement of the parties from time to time, and other products that may become the subject of an Order accepted by Seller during the term of this Agreement (the "Products"). All quotations issued by Seller and all Orders submitted by Buyer with respect to the Products shall be deemed to incorporate and be subject to the terms and conditions of this Agreement. All other terms and conditions contained on any Order form or correspondence originated by either party are null and void and without effect notwithstanding acceptance of the Order by Seller. Either party's failure to object to provisions contained in any communication from the other party shall not be deemed a waiver of the provisions of this Agreement. When necessary for purposes of applying different provisions, Product may also be referred to as "Custom Product," which is Product that is sold only to Buyer and to any Buyer Subcontractor; or "Standard Product," which is Product that is generally offered by Seller to the general market.

Buyer and any of its Affiliates in the United States may place or enter into Orders under this Agreement for the purchase of Products in the United States. In the event that Buyer wants to procure Products outside the United States, Orders for Products shall be placed on the appropriate Seller Affiliate in the Asia Pacific or EMEA Region.

Acceptance of an Order will create a corresponding agreement, incorporating the terms and conditions of this Agreement, between Buyer or the Buyer Affiliate placing the Order and the Seller Affiliate accepting the Order. As used herein, "Seller" refers to Agere Systems Inc. or to the particular Seller Affiliate accepting the Order.

- In addition to the above procedure, the parties may by mutual agreement decide that prior to


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     submitting or entering into an Order under this Agreement, the non-U.S.
     Buyer Affiliate and the relevant Seller Affiliate shall sign a Letter of Acceptance ("LOA") (in substantially the form set forth in Attachment E) committing them to utilize the terms and conditions of this Agreement in any forthcoming procurement of Products in their location, subject to any modified, additional, or deleted terms as set forth in the LOA. Each LOA shall state the Seller Affiliate, the non-U.S. Buyer Affiliate, the applicable Products, and the geographical area to which it applies. Each LOA will incorporate by reference the master terms and conditions of this Agreement and will specify any agreed upon changes required by local law or local operational practice. Such additional terms may include, but shall not be limited to delivery terms, passage of title, or choice of law. Notwithstanding the foregoing, any pricing terms shall continue to be subject to the Most Favored Pricing provision (as defined in Attachment B). The Parties intend that the terms and conditions of the Agreement shall apply, except with respect to those mutually agreed upon provisions which are required to address (1) local laws/regulations or (2) operational issues resulting from transacting in the particular country identified in the relevant LOA. Each LOA shall be deemed a separate contract between the parties who sign it, and each party identified in such LOA shall look only to the other for performance of their respective obligations under such LOA and any Order placed pursuant to it. Once an LOA has been executed by the relevant parties, multiple Orders may be placed under such LOA.

- For deliveries outside of the United States only, should there be a conflict between the terms and conditions of a LOA and this Agreement, the terms of the LOA shall prevail. Once an LOA for a specific geographic area is executed by both parties, Orders may be placed under the LOA following the procedures set forth herein (unless modified or amended by the relevant
     LOA).

- "Affiliate" of any party means an entity that controls, is controlled by, or is under common control with such Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise. "Person" means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any governmental authority.

Buyer reserves the right to use contract manufacturers in the production and/or third party logistics or distributor partners ("Buyer Subcontractors") in the provisioning of Buyer's products which utilize Products covered under this Agreement, subject to Seller's approval which shall not be unreasonably withheld. As a result, Buyer may authorize in writing Seller and, if acceptable, Seller shall agree in writing to sell and/or ship Products to such approved Buyer Subcontractors involved in the production and provisioning of Buyer's products. Any Order issued by a Buyer Subcontractor will be a contractual relationship between Seller and such Subcontractor, and Seller shall look only to such Subcontractor for performance of its respective obligations under such Order unless otherwise agreed in writing. Buyer acknowledges that Seller's decision whether or not to sell to a particular Buyer Subcontractor, may be based on credit worthiness of the Buyer Subcontractor, reaching agreement between Seller and Buyer on responsibility for


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                                                         Contract No. HO32010023


funding support services (e.g., third party logistic partners), and whether or not the Buyer Subcontractor competes against Seller in the market with respect to the Products which would be sold to such Buyer Subcontractor. All Product Orders by Buyer Subcontractors shall be deemed to be, and shall be, pursuant to the terms and conditions of Sections 1, 2, 4, 5, 6, 7, 8, 9, 11, 12, 13, 14, 15,16, 18, 19, 20, 21, 23, 25, 26, 28, 30, 32, 33, 34, 35, 36, and 42 of this
Agreement. All other provisions will be as separately agreed between the Buyer Subcontractor and Seller. In addition, any Buyer Subcontractor making a purchase of Product hereunder will be required to furnish to Seller a letter or other written document in which the Buyer Subcontractor acknowledges and agrees that
(i) it shall comply with, and all purchases by the Buyer Subcontractor will be governed by, all applicable terms and conditions of this Agreement shown above as though it were Buyer, (ii) it shall have no right to purchase Products or to purchase volumes in excess of Buyer's authorization to the Buyer Subcontractor, and (iii) it shall use and/or sell Product only to Buyer or for Buyer's account.

3.       MINIMUM PURCHASE COMMITMENT

For the period commencing on February 1, 2001 through January 31, 2004, Buyer agrees to a minimum purchase commitment of Products from Seller that equals a total commitment of two billion, eight hundred million ($2,800,000,000) broken down for each twelve month period ("Year") as follows:

         Year 1 (February 1, 2001 through January 31, 2002):
         USD $800,000,000;

         Year 2 ((February 1, 2002 through January 31, 2003):
         USD $1,000,000,000;

         Year 3 ((February 1, 2003 through January 31, 2004:)
         USD $1,000,000,000.

         As may be adjusted in accordance with Attachment B, the amounts above for any Year is referred to herein as the "Annual Commitment."

Buyer and Seller will determine whether Buyer has met an Annual Commitment, using the credits and other adjustments provided in Attachment B.

4.       PURCHASE ORDERS

Purchase orders ("Orders") shall be placed under this Agreement from time to time by Buyer. All purchases and sales under this Agreement shall be subject only to the terms and conditions hereof. In the event that the terms of any Order, Order acknowledgment, invoice, confirmation or similar document conflict with, or are additional to, the terms of this Agreement, the terms of this Agreement alone shall apply and shall govern regardless of execution of such document by one or both parties. Notwithstanding, the parties may agree to negotiate non-preprinted terms which shall be effective if executed in writing by both parties. Seller shall accept and acknowledge in


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writing (or electronically) all Orders submitted by Buyer within five (5)
working days after receipt thereof or indicate why an Order cannot be accepted. Each acknowledgment shall include a shipping date for the Products ordered in the Order. "Working day or business day" shall mean a regular weekday on which Seller and Buyer and their respective subcontractors are open for business. Delivery shall be in accordance with accepted Orders. Minimum order requirements shall be as set forth on Attachments 1 and 2.

5.       PRICING

Seller shall sell Products to Buyer at the prices listed in Attachments A1 and A2. The pricing process and other related terms are as set forth in Attachment C.

6.       DELIVERY

The following delivery terms apply:

 If Buyer (i.e., Order from/invoice party)      Seller/Incoterm 2000
          is located in:

U.S.                                            Seller U.S./DDP Named Place of
                                                Destination

Asia/Pacific Region                             Seller Singapore/DDU Named Place of
                                                Destination

EMEA Region                                     Seller U.K. or Seller GmbH/DDP Named
                                                Place of Destination

Shipment will be made in a manner determined by Seller. The above Incoterms terms are used for convenience only to indicate the party responsible for freight and duties. Title, risk of loss and taxes are as provided in Sections 7 and 8. Buyer shall be responsible for expenses incurred by Seller where, at Buyer's request, Seller ships or packs Product in other than its normal manner. Notwithstanding the foregoing, if Buyer requires shipment using a carrier other than at Seller's selection, Buyer shall pay for freight from Seller's location to Buyer's location.

7.       TITLE AND RISK OF LOSS

Unless otherwise agreed to by the parties, title and risk of loss or damage to the Product shall pass to Buyer at the time Seller delivers possession of the Product to a carrier at Seller's plant or warehouse or other facility (without regard to notification of shipment or selection of carrier).

8.       TAXES PAYABLE BY BUYER

Buyer shall bear all taxes, duties, levies and similar charges (and any related interest and penalties), however designated, imposed as a result of the existence or operation of this Agreement, except (i) any tax imposed upon Seller in a jurisdiction other than the jurisdiction under the laws of which the Seller was formed (hereinafter referred to as the "Resident


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Jurisdiction") if such tax is allowable as a credit against the Resident
Jurisdiction income taxes of Seller; and (ii) any net income tax imposed upon Seller by any government entity within Seller's Resident Jurisdiction. In order for the exception contained in (i) to apply, Buyer must furnish Seller with such evidence as may be required by the Resident Jurisdiction taxing authorities to establish that such tax has been paid within thirty (30) days of issuance of notice by the local taxing authority so that Seller may claim the credit.

If Buyer is required to bear a tax, duty, levy or similar charge pursuant to the preceding paragraph, Buyer shall pay such tax, duty, levy or similar charge and any additional amounts as are necessary to ensure that the net amounts received by Seller hereunder after all such payments or withholdings equal the amounts to which Seller is otherwise entitled under this Agreement as if such tax, duty, levy or similar charge did not exist.

Seller shall not collect an otherwise applicable tax if Buyer's purchase is exempt from Seller's collection of such tax and a valid tax exemption certificate is furnished by Buyer to Seller.

All prices mentioned in this Agreement are exclusive of value added taxes, turnover taxes, sales taxes or similar taxes, including any related interest and penalties (hereinafter all referred to as "VAT"). In the event that any VAT is payable on the Products and/or services supplied by Seller to Buyer under this Agreement, this VAT shall be added to the prices mentioned and shall be for the account of Buyer. If VAT on the supplies of Seller is payable by Buyer under a reverse charge procedure (i.e., shifting of liability, accounting or payment requirement to recipient of supplies), Buyer shall ensure that Seller will not effectively be held liable for this VAT by the relevant taxing authorities or other parties. Where applicable, Seller shall use its reasonable commercial efforts to ensure that its invoices to Buyer are issued in such a way that these invoices meet the requirements for deduction of input VAT by Buyer, if Buyer is permitted by law to do so.

Notwithstanding the foregoing, Seller shall be responsible for duties consistent with the delivery term DDP, for delivery of Product made using such delivery term in accordance with Section 6.

9.       DISPOSITION OF DAMAGED OR NONCONFORMING DELIVERIES

As to discrepancies in quantity of Product which are discovered by Buyer in the receiving process, Buyer shall (i) complete its normal receiving process on actual quantity of Product received and (ii) within a reasonable period of time of receipt of the Product notify Seller (at the notice address set forth herein) of such discrepancy. Whenever unconcealed loss or damage has occurred to the Product prior to receipt by Buyer at the Buyer's site, Buyer should mark the delivery receipt with the appropriate exceptions describing the damage before signing and request the carrier to inspect the loss or damage and note the damage or loss on all copies of the delivery receipt. Each copy of the delivery receipt shall be signed by Buyer and the carrier's agent. Buyer shall within a reasonable period of time of its receipt of the Product notify Seller of any concealed loss or damage of which it becomes aware.



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As to incorrect items in shipments of Product which are discovered by Buyer in the receiving process, Buyer shall promptly contact Seller for direction on disposition of incorrect item(s). Freight cost to return incorrect items to Seller will be paid by Seller. Seller shall promptly arrange for replacement shipment of correct Product.

Buyer shall take care to pack Products that are subject to any returns under this Agreement in a manner consistent with ensuring adequate protection from damage while the Product is in transit.

Buyer and Seller agree to cooperate with each other to review and, if necessary, implement improvements to the above process.

10.      FORECASTS

Upon execution of this Agreement, Buyer shall make commercially reasonable efforts to provide Seller with a non-binding forecast for each Product required and shall update it on a monthly basis. The forecast shall be a rolling forecast covering a period of twelve (12) months following the effective date of the forecast. In order for Supplier to plan efficiently for Buyer's Product Orders, Buyer will make commercially reasonable efforts to implement a process for submitting forecasts that reflect the forecasts submitted by Buyer to Buyer Subcontractors, and ensure that Buyer's forecasted demands can be reconciled against Orders placed on Seller by Buyer Subcontractors. Buyer will work with Seller to reconcile any discrepancy in the Buyer forecasts versus Buyer Subcontractor Orders. Buyer shall submit the forecast so that Seller receives it at least one week prior to its effective date.

11.      FLEXIBLE DELIVERY

During the Term of this Agreement, Buyer may give written notice to Seller requesting that Seller implement certain forms of "Flexible Delivery Arrangements", including, but not limited to Blanket Orders, Consignment, Demand Pull, and Dock-to-Shop for designated Product(s). Such notice shall specify the particular ordering entity and/or facility location(s), Product, and the requested implementation date, and the proposed Flexible Delivery Arrangement. Seller agrees to consider in good faith any such request. Upon agreement by Seller to implement such Flexible Delivery Arrangement, the parties agree to negotiate in good faith the terms of such proposed Flexible Delivery Arrangement. The other terms and conditions of this Agreement shall also apply to such agreed to Flexible Delivery Arrangement(s); provided, however that if there is a conflict between the terms and conditions in the Flexible Delivery Arrangement and the other terms and conditions of this Agreement, the terms and conditions of such applicable Flexible Delivery Arrangement shall prevail.

12.      LATE DELIVERY

Seller shall ship Product in accordance with the acknowledged delivery date of an accepted Order. In the event Seller fails to deliver Product within ten (10) days of the acknowledged delivery date, in addition to any other remedies Buyer may have for Seller's late delivery under this Agreement, Buyer may at its option, (i) establish a new delivery date for Seller, or (ii) cancel


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the Order, buy product elsewhere which Seller has so failed to deliver, and deduct from Buyer's Minimum Purchase Commitment the dollar amount for which commitment has been made elsewhere. If Buyer establishes a revised delivery date and Seller fails to deliver fully conforming Product by that revised date, Buyer may cancel the Order, buy product elsewhere which Seller has so failed to deliver, and deduct from Buyer's Minimum Purchase Commitment the dollar amount for which commitment has been made elsewhere. Cancellations pursuant to this Section shall be at no charge to Buyer. Seller shall be responsible for the cost of any required expedited airfreight related to late or rescheduled delivery due to Seller's action.

13.      RESCHEDULING OR TERMINATION OF ORDERS

Buyer may at any time terminate any or all Orders, or any portion thereof, upon written notice to Seller. Unless otherwise specified in this Agreement, Buyer's liability to Seller with respect to such terminated Order or Orders for Standard Product (not usable in Seller's other operations or salable to Seller's other customers within a reasonable period of time) shall be limited to:

         (i) one hundred percent (100%) of the purchase price as set forth in this Agreement or applicable Order for the quantities scheduled to be shipped within four (4) weeks from the written notice of termination.

Unless otherwise specified in this Agreement, Buyer's liability to Seller with respect to such terminated Order or Orders for Custom Product (not usable in Seller's other operations or salable to Seller's other customers within a reasonable period of time) shall be limited to:

         (i) one hundred percent (100%) of the purchase price as set forth in this Agreement or applicable Order for the quantities scheduled to be shipped four (4) weeks from the written notice of termination; plus

         (ii) sixty percent (60%) of the purchase price as set forth in this Agreement or applicable Order for the quantities scheduled to be shipped between five (5) and six (6) weeks from the written notice of termination; plus

         (iii) forty percent (40%) of the purchase price as set forth in this Agreement or applicable Order for the quantities scheduled to be shipped between seven (7) and eight (8) weeks from the written notice of termination; plus

         (iv) twenty percent (20%) of the purchase price as set forth in this Agreement or applicable Order for the quantities scheduled to be shipped between nine (9) and twelve (12) weeks from the written notice of termination.

Seller will render invoice to Buyer for any termination charges, and Buyer shall pay Seller in accordance with Section 17.

If Buyer terminates an Order for Product and then reorders the same Product within thirty (30) days of such termination, with delivery of the Product scheduled within ninety (90) days of the


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original acknowledged delivery date of the terminated Order, then Buyer will receive credit for any termination fees paid to Seller, based on the quantities reordered. Notwithstanding the foregoing, no credit will apply in the case of any reorders where the terminated Order had been (1) previously rescheduled, or
(2) a reorder of a previously terminated Order.

Upon such termination, Seller shall work co-operatively with Buyer, at Buyer's request for orderly transfer of the terminated Product to Buyer or to Buyer's designated third party in a mutually established schedule and procedure so as to minimize impact to Buyer and Seller. Upon termination, Seller shall promptly return all Buyer proprietary or proprietary restricted information related to the terminated Order to Buyer.

Buyer may, without liability, reschedule Orders, or any portion thereof, by providing written notice of reschedule (via facsimile or EDI) to Seller at least thirty (30) calendar days prior to the scheduled ship date, provided however, that in no event shall any reschedule extend the delivery date to more than ninety (90) days out from Seller's original acknowledged delivery date. Seller agrees to negotiate in good faith any request by Buyer for reschedule that is an exception to the limits established above.

Any payment by Buyer under this Section 13 will be considered as liquidated damages and will not be viewed as a penalty.

Any payments made by Buyer under this Section will be applied to the Minimum Purchase Commitment.

14.      WARRANTY

Seller warrants the Product as a production item ("Item"), but not related services or prototypes of any such Items, to be free from defects in material and workmanship and in conformance with the written specification furnished by or agreed to by Seller. If any failure to conform to such specification ("Defect") is suspected in any such Items, Buyer, after obtaining a Returned Material Authorization number from Seller, shall ship suspected defective samples of the Items to Seller, following Seller's instructions regarding the return. No Item will be accepted for repair, replacement, credit or refund without the written authorization of Seller and in accordance with Seller's instructions. Seller shall analyze the failures, making use, when appropriate, of technical information provided by Buyer relating to the circumstances surrounding the failures. Seller will verify whether any Defect appears in the Items. If Seller determines that the returned Items are not defective, Buyer shall pay Seller all costs of handling, inspection, repairs and transportation at Seller's then prevailing rates. Seller shall, at Seller's option, either repair or replace any Defective Item with the same or equivalent Item without charge at Seller's manufacturing or repair facility, or credit or refund the purchase price, provided: (i) Buyer notifies Seller in writing of the claimed Defect within a reasonable time period after Buyer knows or reasonably should know of the claimed Defect, (ii) Seller's examination of the Items discloses that the claimed Defect actually exists and (iii) unless a different warranty period is specified on Attachments A1 or A2, the defect appears within twelve
(12) months from the date of shipment


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of the Item. In the event of a replacement, Seller shall ship the replacing
Items FCA point of origin, freight prepaid to Buyer's destination. Any replaced Item shall become Seller's property. The method of disposition of any replaced Items will be as mutually agreed by both parties in writing. In no event shall Seller be responsible for deinstallation or reinstallation of any Item or for the expenses thereof other than as set forth in Attachment D of this Agreement. Repairs and replacements covered by the above warranty are warranted to be free from Defects as set forth above except that the Defect must appear (i) within three (3) months from the date of repair or replacement or (ii) prior to the expiration of the warranty period, whichever is later. Inspection and acceptance of Items by Buyer and/or payment therefor shall not relieve Seller of responsibilities hereunder.

The above warranty does not apply to, and Seller makes no warranties with respect to Items that are software programs, experimental products, prototypes or units from risk lots (all of which are provided "AS IS") or to Items which have been subjected to misuse, neglect, accident or abuse or operating or environmental conditions that deviate from the parameters established in applicable specifications; or have been improperly installed, stored, maintained, repaired or altered by anyone other than Seller; or have had their serial numbers or month and year of manufacture or shipment removed, defected or altered. This warranty does not extend to any system into which an Item is incorporated. This warranty applies only to Buyer and may not be assigned or extended by Buyer to any of its customers or other users of the Items. Seller will not accept any returns from Buyer's customers or users of Buyer's products. As used herein "risk lots" refers to production units of Custom Product ordered by Buyer prior to formal production approval.

Seller does not recommend the use of any of its Products for medical or life support applications wherein a failure or malfunction of the Product may directly threaten life or cause injury and Seller will not knowingly sell its Products for such use except pursuant to a written exception to this policy granted on a case-by-case basis. No warranty is made with respect to any such medical or life support use of any Product.

EXCEPT AS STATED IN THIS SECTION, SELLER, ITS SUBSIDIARIES AND AFFILIATES, SUBCONTRACTORS AND SELLER'S SUPPLIERS MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AND SPECIFICALLY DISCLAIM ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. BUYER'S SOLE AND EXCLUSIVE REMEDY SHALL BE SELLER'S OBLIGATIONS AS SET FORTH ABOVE.

15.      PRODUCT CHANGES

Seller shall provide Buyer with at least ninety (90) days prior written notice of any changes proposed to be made by Seller (i) in the Product or in manufacturing processes, that will affect form, fit or function of the Product, or (ii) in the sites of manufacturing of the Product. In regard to Seller's manufacturing processes, Buyer also reserves the right to perform periodic quality audits, surveys, and evaluations, including, but not limited to, analysis of each manufacturing or assembly position for acceptability of procedures and equipment calibration, as well as evaluation of quality control/quality assurance and data collection and analysis procedures. In no


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event shall Seller be required to provide proprietary information to Buyer in connection with such audits, surveys and evaluations.

Notwithstanding any other provisions of this Agreement, if Buyer, in its sole discretion, does not agree to the change proposed by Seller, Buyer shall have the right to terminate any or all Orders for Product affected by such change without further obligation and shall have the right to buy elsewhere Product and to deduct from Buyer's commitment under this Agreement to Seller the quantity for which commitment has been made elsewhere. Seller shall use commercially reasonable efforts to facilitate a timely, smooth transition to an alternate component, if available.

Notwithstanding anything contained herein to the contrary, Seller reserves the right to manufacture the Product in any facility qualified by Seller.

16.      DISCONTINUANCE OF PRODUCT

Seller shall provide Buyer at least twelve (12) months written notice that any Product covered by this Agreement is to be manufactured discontinued. Buyer may place Orders for such Product at the prices set forth in this Agreement during this twelve (12) month period and Seller shall fill such Orders even if such twelve (12) month period extends beyond the term of this Agreement. Delivery schedules for this Product shall be negotiated by the parties at time of Order placement, but delivery will not extend beyond eighteen (18) months from date of notice of discontinuance unless Seller agrees otherwise. Notwithstanding the foregoing, to the extent that an alternative product meeting Buyer's functional and cost requirements is reasonably available and can be qualified within six
(6) months, as determined by Buyer, then notice of discontinuation may be reduced to six (6) months. Any Product for which a notice of discontinuation has been received by Buyer, shall be considered a Custom Product solely for purposes of Section 13, Cancellation and Rescheduling, effective as of receipt of such notice.

Seller recognizes that continuity of supply of Custom Product is a critical concern of Buyer. Therefore, in the event Seller elects to discontinue supplying Custom Product, the parties agree to consider in good faith reasonable alternatives that may be available in addressing Buyer's concerns. In no event will this provision be construed as requiring the broadening of the scope of any licenses of intellectual property entered into between the parties by separate written agreement as of the Effective Date.

17.      PAYMENT TERMS

Buyer shall pay the invoiced amount within thirty (30) days from the date of Seller's invoice. Prices shall be quoted and invoices shall be rendered and paid in United States currency unless agreed to otherwise by the parties.

18.      SOFTWARE

No title or other ownership rights in any software, including related documentation or any licensed Product or any copies thereof shall pass to Buyer under this Agreement or any


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performance hereunder. Use of software in connection with purchase of certain
Products hereunder may require execution of separate software license agreements.

Buyer agrees that it will not alter any notices on, prepare derivative works based on, or reproduce, reverse engineer, disassemble or decompile any software embodied in licensed Products or recorded in the purchased Products furnished under this Agreement. Buyer's right to further distribute software embedded in Products furnished hereunder is limited solely to purposes in connection with incorporating such Products into Buyer products for resale to its customers.

19.      INTELLECTUAL PROPERTY INDEMNITY

(a) With respect to any claim alleging that the installation, normal use, or sale of any Product (including its related documentation) furnished under this Agreement is an infringement of any patent, copyright, mask work or trademark or a misappropriation of a trade secret, Seller will, subject to the conditions and exceptions stated below: (i) at its option, defend or settle such claim, at its expense, (ii) reimburse Buyer for any reasonable costs incurred at Seller's written request (including reasonable attorneys' fees) relating to such claim; and (iii) pay damages and costs assessed by final judgment of such claim against such Product.

(b) If Buyer's or its customer's installation, sale or use of a Product (including its related documentation) shall be enjoined or, in Seller's opinion is likely to be enjoined, Seller shall have the right, at any time and at its option and expense to: (i) procure for Buyer or its customer the right to continue installation, sale or use of any such Product; or (ii) replace any such Product with a non-infringing substitute; or (iii) modify any such Product provided or to be provided to be free of the infringement; or (iv) if the Product is still in the possession of Buyer and has not yet been incorporated into any other product by or for Buyer, and as long as return is feasible and commercially reasonable, require return of such Product and refund or credit to Buyer any amount(s) paid to Seller for Product. Exercise of any of the options
(i) through (iv) above shall release Seller of any further liability to Buyer and Buyer's customer. In no event shall Seller's liability under this Section 19(b) exceed the amount(s) paid by Buyer to Seller to purchase the allegedly infringing Product or the amount necessary to obtain the rights to use, install or sell such Product.

(c) Seller's obligations hereunder are conditioned upon: (i) Buyer giving Seller written prompt notice of any such claim; (ii) Seller having full and complete control of the defense and/or settlement thereof, including appeals; and (iii) Buyer cooperating fully with Seller to facilitate the defense or settlement of such claim.

(d) If any action or proceeding shall be brought in connection with any liability or claim to be indemnified under this Agreement, Seller shall keep Buyer apprised as to the status of the defense or settlement of such action or proceeding.

(e) Notwithstanding the foregoing, Seller shall have no obligation under this Section 19, and Buyer shall (except with respect to item (ii) below) defend, indemnify and save harmless Seller


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and its Sellers and affiliated companies, under the terms provided herein, from all costs, expenses, liabilities and claims, for any such claim, action, proceeding or suit alleging infringement: (i) arising from Seller's compliance with specifications, modifications, drawings, designs or instructions furnished by, or on behalf of, Buyer; or (ii) arising as a result of the combination, operation or use of any Product (including documentation) furnished hereunder, or any component thereto, with item(s) not furnished by Seller or furnished by Seller but which combination was not recommended by Seller; or (iii) arises from adherence to instructions to apply Buyer's trademark, trade name or other company identification; or (iv) resides in item(s) (including software) that is furnished by Buyer to Seller for use under this Agreement; or (v) is based upon modification made by Buyer of any Product or component thereof (including software and documentation).

(f) The sale of any Product by Seller shall not in any way confer upon Buyer, or upon anyone claiming under Buyer, any license (expressly, by implication, by estoppel or otherwise) under any patent claim of Seller or others covering or relating to any combination, machine or process in which such Product is or might be used, or to any process or method of making such Product.

(g) Notwithstanding any other provision in this Agreement, Seller's total liability to Buyer for all claims, actions, proceedings or suits alleging infringement of intellectual property rights because of, or in connection with, any items furnished pursuant to this Agreement shall be limited to the specific undertakings contained in this Section 19.

20.      EXCLUSIVE REMEDIES AND LIMITATIONS OF LIABILITY

A. For purposes of the exclusive remedies and limitations of liability set forth in this Section, Seller shall be deemed to include Agere Systems Inc., and its subsidiaries and Affiliates and the directors, officers, employees, agents, representatives, subcontractors and Seller's suppliers of each of them; and "damages" shall be deemed to refer collectively to all injury, damage, loss or expense incurred.

B. Seller's entire liability and Buyer's exclusive remedies against Seller for any damages caused by any Product Defect or failure, or arising from the performance or non-performance of any work, regardless of the form of action, whether in contract, tort including negligence, strict liability or otherwise shall be:

For infringement, the remedies set forth in the Section entitled Intellectual Property Indemnity;

For failure of Product or work performed, the remedies stated in the Section entitled Warranty;

For failure to deliver or for delays in delivery of production quantities, Seller shall have no liability unless the delivery is delayed by more than ten
(10) days by causes not attributable either to Buyer or to conditions beyond Seller's reasonable control as set forth in Section 21, in which case Buyer shall have the right, as its sole remedy, to terminate the Order without incurring termination charges and deduct from Buyer's Minimum Purchase Commitment the dollar amount for which commitment has been made elsewhere;



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For bodily injury or death to any person proximately caused, Buyer's right to proven direct damages; and

For claims other than set forth above, Seller's liability to Buyer shall be limited to direct damages that are proven in an amount not to exceed $500,000 per occurrence.

C. Except as otherwise expressly provided in this Agreement, neither party shall be liable for incidental, indirect, special, exemplary or consequential damages, including but not limited to lost profits, savings or revenues of any kind, whether or not such party has been advised of the possibility of such damages. This provision shall survive failure of an exclusive remedy.

21.      EXCUSE OF PERFORMANCE

Except for Buyer's obligation to make timely payments when due, neither party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by fire, flood, explosion, war, strike, embargo, government requirement, civil or military authority, act of God, inability to secure material due to a world-wide shortage, nature or the public enemy, act or omission of carriers or any other causes beyond its reasonable control.

22.      NOTICES

Except as provided below, all notices, requests, demands and other communications required or permitted to be made hereunder shall be in writing and shall be deemed duly delivered against a signed receipt for same, sent via e-mail with confirmation of receipt, sent via facsimile with a confirmation retained by the sending party, sent by registered or certified mail, return receipt requested, first class postage prepaid, or sent by nationally recognized overnight delivery service, addressed to the parties at the addresses below or to the addresses to be exchanged from time to time during the term of this Agreement for the particular kind of notice to be sent.

Notwithstanding the foregoing, in the event of any notice of breach or termination of this Agreement, the following provision shall apply:

All notices or other communications under this Agreement regarding breach or termination of this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to Seller, to:          Agere Systems Inc.
                           2 Oak Way, Berkeley Heights, N.J. 07922
                     Attn: Kenneth W. Dorushka
                           Vice President, Sales to Lucent Technologies

with a copy to:            Agere Systems Inc.


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                           2 Oak Way, Berkeley Heights, N.J. 07922
                     Attn: Richard Bleicher
                           Corporate Counsel

If to Buyer to:            Lucent Technologies Inc.
                           283 King George Rd., Warren, NJ 07059
                     Attn: Michael B. Fahrney
                           Senior Manager, Purchasing

with a copy to:            Lucent Technologies Inc.
                           Mt. Hope Church Rd & I85,
                           PO Box 20046, Greensboro, NC 27420
                     Attn: Barbara L. Stewart
                           Corporate Counsel

Any party may, by notice to the other party, change the address to which such notices are to be given.

23.      SHIPPING DOCUMENTATION; INVOICING

Seller will continue to ship Product with the kind of accompanying information and documentation that has been normally provided to Buyer from Seller as of the Effective Date of this Agreement. Seller and Buyer agree to cooperate with each other to the extent that any changes may be requested by either party in connection with such matters. Invoice to Buyer will be rendered upon shipment, unless otherwise agreed in writing.

Seller shall provide Buyer with a valid, accurately completed Exporters' Certificate of Origin prior to the first shipment of Product sufficient to be used by Buyer as proof of eligibility for any duty preferential treatment programs for which Buyer has advised Seller. Seller further agrees to provide full and reasonable cooperation to Buyer for substantiation of preferential duty program claims, responses to customs inquiries, or other treaty claims that arise out of Product provided under this Agreement or Order. Seller shall notify Buyer in writing prior to making any pricing or sourcing changes for Product which may affect the application of preferential duty treatment programs, subject to Buyer having advised Seller of the programs for which preferential treatment have been requested.

24.      DUTY DRAWBACK AND OFFSET CREDITS

Buyer reserves the right to claim duty drawback on all purchases from Seller, and Seller shall cooperate by providing the necessary certificates of Delivery or in instances where the imported Product received further processing, shall furnish certificates of Manufacture and Delivery on all Product which may be subject to drawback.

Orders issued pursuant to this Agreement are placed with the expectation of current and/or anticipated future Offset and Localization obligations of Buyer or its Affiliates or their


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designated assignees to the customer country government that requires the provision of Offset and Localization. Seller agrees to assist Buyer and its Affiliates or their designated assignees in any reasonable efforts to secure offset credit from the customer country government in an amount equal to the value of the Orders placed under this Agreement.

25.      PACKING, LABELING AND SERIALIZATION

Packing, labeling and serialization of shipping packages will continue to be performed consistent with the way it has normally been provided to Buyer from Seller as of the Effective Date of this Agreement. Seller and Buyer agree to cooperate with each other to the extent that any changes may be requested by either party in connection with such matters.

26.      MARKING

All Product furnished under this Agreement shall be marked for identification purposes in accordance with the Product and packaging Specifications as set forth by the Buyer or elsewhere in this Agreement and as follows: (a) with part number/serial number; and (b) with month and year of manufacture.

27.      NONDISCLOSURE AGREEMENT

During performance of this Agreement, the parties may disclose or furnish to each other proprietary or proprietary restricted marketing, technical, or business information, including, without limitation, products and/or software ("information"), relating to the subject of this Agreement.

Information provided in tangible form shall be clearly marked as proprietary or proprietary restricted. With respect to any integrated circuits, any technical information, including but not limited to circuit layout, design, or software, embedded in any such device is proprietary information notwithstanding the absence of any proprietary marking on such device. Information provided orally will be considered proprietary or proprietary restricted if the disclosing party says it is proprietary or proprietary restricted at the time of oral disclosure and summarizes it in a proprietary or proprietary restricted writing provided to the other party within twenty (20) days of the oral disclosure. Pricing to Lucent shall be deemed proprietary restricted information notwithstanding that such information is not in writing or if in writing is not marked proprietary restricted.

The receiving party shall: (a) hold information in confidence using the same degree of care as it normally exercises to protect its own proprietary information or proprietary restricted information, (b) restrict disclosure and use of information to employees (including any contractors or consultants) with a need-to-know, and not disclose it to any other parties, (c) advise those employees, contractors and consultants of their obligations with respect to the information, (d) not copy, duplicate, reverse engineer or decompile information,
(e) use the information only in furtherance of performance under this Agreement, and (f) upon expiration or termination of this Agreement, return all information to the disclosing party or at the request of


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the disclosing party, destroy such information.

The receiving party shall have no obligation to keep confidential information that: (a) was previously known to it free of any confidentiality obligation, (b) was independently developed by it, (c) is or becomes publicly available other than by unauthorized disclosure, (d) is disclosed to third parties by the disclosing party without restriction, or (e) is received from a third party without violation of any confidentiality obligation.

If a party is faced with legal action or a requirement under government regulations to disclose or make available proprietary or proprietary restricted information received hereunder, such party shall forthwith notify the furnishing party and, upon request of the latter, cooperate in contesting such action or requirement at the requesting party's expense. Neither party shall be liable for damages for any disclosure or unauthorized access pursuant to legal action or government regulations or for inadvertent disclosure, access, or use if the customary degree of care as it uses with respect to its own proprietary or proprietary restricted information has been exercised and if, upon discovery of such inadvertent disclosure, access, or use the furnishing or receiving party has endeavored to prevent any further (inadvertent or otherwise) disclosure or use.

Except for the receiving party's obligation to keep confidential Buyer pricing information, the obligations imposed by this Section shall survive for a period of five (5) years after termination or expiration of this Agreement. The obligations imposed by this Section with respect to Buyer internal pricing information shall survive termination or expiration of this Agreement.

28.      EXPORT CONTROL

The parties acknowledge that any Products, software, and technical information (including, but not limited to, services and training) provided under this Agreement are subject to U.S. or other applicable export laws and regulations and any use or transfer of such Products, software, and technical information must be authorized under those laws and regulations. The parties agree that they will not use, distribute, transfer, or transmit the Products, software, or technical information (even if incorporated into other products) except in compliance with U.S. export regulations. If requested by either party, the other party also agrees to sign written assurances and other export-related documents as may be required for the exporting party to comply with U.S. or other applicable export regulations.

29.      ASSIGNMENT

Neither party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, except that either party may assign this Agreement or any rights or obligations hereunder to an entity which acquires all or substantially all of that party's assets which relate to performance under this Agreement. Any attempted assignment without the other party's consent shall be void and ineffective.

30.      CHOICE OF LAW



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The parties are familiar with New York commercial law, have been guided by New
York commercial law in their negotiation of this matter, and desire to avoid uncertainty and disputes concerning the law that will govern the Agreement between the parties. Each party conducts substantial business in the State of New York. Accordingly, the parties expressly intend and agree that the construction, interpretation, and performance of the Agreement and all transactions under it shall be governed by the laws of the State of New York, excluding its choice of law rules and excluding the Convention for the International Sale of Goods.

31.      DISPUTE RESOLUTION

Senior management of either party may, upon notice and within five (5) business days of receipt of a notice from the other party elect to utilize a non-binding resolution procedure whereby each presents its case before a panel consisting of two (2) senior executives of each of the parties and, if such executives can agree upon such an individual, a mutually acceptable neutral advisor. If a party elects to use the procedure set forth in this Section, the other party shall participate. The hearing shall occur no more than ten (10) business days after a party serves notice to use the procedure set forth in this Section. If the matter cannot be resolved by such senior executives, the neutral advisor, if one has been agreed upon, may be asked to assist such senior executives in evaluating the strengths and weaknesses of each party's position on the merits of their dispute. The parties shall each bear their respective costs incurred in connection with the procedure set forth in this Section, except that they shall share equally the fees and expenses of the neutral advisor, if any, and the cost of the facility for the hearing.

32.      PUBLICITY; IDENTIFICATION

Any disclosure of the terms and conditions of this Agreement shall be made only with the prior written agreement of both parties. Each party shall submit to the other all proposed copy of advertising and publicity material relating to the disclosure of this Agreement.

Neither Seller nor Buyer shall use any identification of, or reference to, any code, drawing, specification, trade name, trademark, trade device, insignia, service mark, symbol, or any abbreviation, contraction, or simulation thereof, of the other party in any advertising or promotional efforts without such other party's prior approval.

Notwithstanding the foregoing, Buyer gives Seller permission to list Buyer as one of Seller's customers.

33.      SEVERABILITY

If any provision or part hereof shall be held to be invalid or unenforceable for any reason, then the meaning of such provision or part hereof shall be construed so as to render it enforceable to the extent feasible. If no feasible interpretation would save such provision or part hereof, it shall be severed here from, but without in any way affecting the remainder of such provision or any other provision contained herein, all of which shall continue in full force and effect unless such


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severance effects such a material change as to render the Agreement unreasonable.

34.      NON-WAIVER

No course of dealing or failure of either party to strictly enforce any term, right or condition of this Agreement shall be construed as a waiver of such term, right or condition.

35.      COMPLIANCE WITH LAWS

Each party, its agents, contractors and subcontractors shall comply in performance under this Agreement with all applicable local, state, federal, regional and international laws, ordinances, regulations and codes, standards, directives and international conventions and agreements (collectively "law(s) or Law(s)"), including, without limitation, those relating to (i) the identification and procurement of required permits, certificates, licenses, insurance, approvals and inspections and (ii) Product content requirements or restrictions applicable to the sale or distribution of Products manufactured by Seller and supplied to Buyer.

Seller shall use commercially reasonable efforts to ensure that its activities in performance of this Agreement and an Order placed pursuant to this Agreement shall not put Buyer in violation of any United States or applicable foreign customs laws, statutes, or regulations. Seller agrees to assist Buyer to ensure that Buyer can import the Product into the United States in accordance with all United States Customs laws, statutes, and regulations, and in support of this assistance, Seller agrees to follow Buyer's directives, if any, which may be attached to and made part of this Agreement. When requested by Buyer, Seller agrees to assist Buyer with importing and exporting Product between non-United States jurisdictions.

36.      RESPONSIBILITY FOR EMPLOYEES

The personnel of a party ("visiting party") shall, while on the premises of the other party ("host party"), comply with the host party's rules and regulations with regard to safety and security. The host party shall provide a written copy of such rules and regulations to the personnel of the visiting party. The visiting party shall have full control over its personnel and shall be entirely responsible for their complying with the host party's rules and regulations. The visiting party shall indemnify and hold the host party harmless from any claims or demands including the costs, expenses and reasonable attorney's fees on account thereof, that may be made by (i) anyone for injuries to persons or damage to property resulting from the negligent or willful acts or omissions of the visiting party's personnel; or (ii) the visiting party's personnel under Worker's Compensation or similar laws. The visiting party shall defend the host party against any such claim or demand.

37.      ENVIRONMENTAL COMPLIANCE

Attachment F sets forth the provisions concerning compliance with the environmental, health and safety obligations of the parties.



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38.      MINORITY AND WOMEN OWNED BUSINESS ENTERPRISES

Buyer's policy is that Minority and Women-Owned Business Enterprise ("MWBE") shall have the maximum practicable opportunity to participate in the performance of this Agreement. Seller agrees to use its good faith efforts to award subcontracts to carry out this policy consistent with the efficient performance of this Agreement. Seller agrees that MWBEs will be fairly considered as subcontractors and suppliers under this Agreement.

39.      SPECIFICATIONS OR DRAWINGS

The following technical specifications and other information (a copy of each is in Seller's possession), as changed from time to time with Seller's written approval, are hereby made part of this Agreement.

- Quality Program Specification No. QPS 61.344 (latest issue) - SUPPLIER MANAGEMENT OF SEMICONDUCTORS (SUPPLEMENT A FORMS PART OF THIS SPECIFICATION)

- Quality Program Specification No. QPS 20.166 (latest issue) - PRODUCT/PROCESS CHANGE, SUPPLIER/MANUFACTURER DISCONTINUED AVAILABILITY AND PRODUCT ALERT NOTIFICATIONS FOR PRODUCT SUPPLIED TO LUCENT TECHNOLOGIES

In the event of a conflict between the technical specifications and other information referred to above, and the main body of this Agreement, the main body of this Agreement will control.

40.      ATTACHMENTS

The following attachments are hereby made a part of this Agreement:

         Attachment A1 - SEMICONDUCTOR PRODUCTS
         Attachment A2 - OPTOELECTRONIC DEVICES
         Attachment B - Minimum Purchase Order Adjustments
         Attachment C - Pricing Process
         Attachment D - Additional Warranty Provision
         Attachment E - Sample Form Letter of Acceptance
         Attachment F - Environmental, Health and Safety Obligations Attachment G - Goals and Aspirations

41.      NONBINDING GOALS AND ASPIRATIONS

The parties agree that they will each strive to attain certain mutual goals and aspirations set forth in Attachment G ("Goals and Aspirations"). The parties expressly agree that these Goals and Aspirations are merely a statement of present intentions, are nonbinding, and that there will be no recourse by either party if the other party fails to achieve any of the Goals and Aspirations.


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42.      ENTIRE AGREEMENT

The terms and conditions contained in this Agreement supersede all prior oral or written understandings between the parties and shall constitute the entire agreement between the parties with respect to the subject matter of this Agreement. This Agreement shall not be modified or amended except by a writing signed by Buyer and Seller.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year above written.

LUCENT TECHNOLOGIES INC.            AGERE SYSTEMS INC.


By: /s/ JOSE A. MEJIA               By: /s/ JOHN T. DICKSON
   ----------------------              --------------------------------
Name:  Jose A. Mejia                Name:  John T. Dickson
Title: Chief Supply                 Title: President and Chief Executive Officer
Date:  February 1, 2001             Date:  February 1, 2001









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